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                                  EXHIBIT 21.1
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As of December 29, 2001, the following are wholly owned subsidiaries of Bush
Industries, Inc.:

       Bush Industries of Pennsylvania, Inc., a Delaware Corporation

       Bush Industries of Ohio, Inc., a Delaware Corporation

       Bush Management, Inc., a Florida Corporation

       Bush Service Group, Inc., a Delaware Corporation

       Fournier Furniture, Inc., a Delaware Corporation

       Bush Industries De Mexico, S.A. DE C.V., a Mexican Corporation

       Bush Comercial De Mexico, S.A. DE C.V., a Mexican Corporation

       The ColorWorks, Inc., a North Carolina Corporation

       Bush Technologies, Inc., a Delaware Corporation

       Bush Viotechnik GmbH, a German Corporation

       Bush Beteiligungsgesellschaft mbH, a German Corporation

       Rohr-Bush GmbH & Co., a German Limited Partnership